UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2016

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 22, 2016, Keith Hall notified the Board of Directors (the “Board”) of TheStreet, Inc. (the “Company”) that he was resigning as a director of the Company, effective immediately. Mr. Hall resigned to pursue other opportunities and not as a result of a disagreement with the Company. Larry S. Kramer, Chairman and Interim CEO of the Company, noted appreciation for Mr. Hall’s contributions and service to the Company.

The Nominating and Corporate Governance Committee (the “Committee”) plans to initiate a search for an independent director with industry experience that satisfies the Board membership criteria set forth in the Company’s Corporate Governance Guidelines to fill the vacancy left by Mr. Hall’s resignation. The Committee intends to seek and consider input from the Company’s stockholders during the search process.

Mr. Hall had served as a director of the Company since November 2012, was Chair of the Audit Committee and was a member of the Nominating and Corporate Governance Committee. Following Mr. Hall’s resignation, the Board has appointed Sarah Fay as a member of the Audit Committee, and Bowers Espy will serve as the Chair of the Audit Committee. The Board also added Stephen Zacharias as a member of the Nominating and Corporate Governance Committee.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Letter of Resignation of Keith Hall

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: May 23, 2016
	By:	/s/ Eric Lundberg
Eric Lundberg
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter of Resignation of Keith Hall